Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

James J. Schiro Retires from the Board of Directors of Goldman Sachs

New York, NY, July 24, 2014 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced that James J. Schiro, Lead Director and Chair of the Board’s Corporate Governance, Nominating and Public Responsibilities Committee, has retired from the Board in order to undergo treatment after a diagnosis of multiple myeloma.

“Jim has been an exemplary board member who made outstanding contributions to our firm and our shareholders,” said Lloyd C. Blankfein, Chairman and CEO. “His deep experience across financial services, nuanced judgment and the seriousness with which he carried out his responsibilities, particularly as Lead Director, will leave an indelible mark on our Board. We benefited from his wise counsel and probing questions, and admired his graciousness and professionalism. Jim is in our thoughts and we wish him and his family all the best.”

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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